Exhibit 5.1

Our ref: AWE/685602-000021/25796904v3
Biohaven Pharmaceutical Holding Company Ltd.
Kingston Chambers
P.O. Box 173
Road Town, Tortola
British Virgin Islands
23 December 2020
Dear Sirs
Biohaven Pharmaceutical Holding Company Ltd. (the "Company")
We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed issuance of up to $400,000,000 in aggregate offering price of common shares in the Company with no par value (the "Shares") from time to time pursuant to an Equity Distribution Agreement, dated December 23 2020 between the Company and Goldman Sachs & Co. LLC. We have been asked to provide this legal opinion in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, including the Prospectus, dated 17 June 2019, as supplemented by the Prospectus Supplement, dated 23 December 2020, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "SEC Act") (the "Registration Statement").
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 23 December 2020, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").
1.2The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 23 December 2020 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3The unanimous written resolutions of the board of directors of the Company dated 12 June 2019, a secretary's certificate dated 14 December 2020 appending, as certified true and complete copies, minutes of the meeting of the board of directors of the Company held on 26-27 October 2020 and written resolutions of the board of directors dated 13 December 2020 (the "Resolutions").
1.4A Certificate of Incumbency dated 14 2020, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").
1.5A certificate from a director of the Company (the "Director's Certificate").
1.6The Registration Statement.
2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2 All signatures, initials and seals are genuine.
2.3That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.4The Memorandum and Articles remain in full force and effect and are unamended.
2.5The Resolutions passed at any meeting of the board of directors of the Company are a true and correct record of the proceedings of a meeting of the board of directors of the Company, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect. The written resolutions of the board of directors of the Company dated 12 June 2019 and 13 December 2020 were signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests, and have not been amended, varied or revoked in any respect.
2.6The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.
2.7No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.

2.8The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.
2.9There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1The issue of the Shares by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Registration Statement and in accordance with the Resolutions, such Shares will be legally issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).
4.2Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.3In this opinion, the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of Securities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully

/s/ Maples and Calder
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